Filed pursuant to Rule 424(b)(3)
Registration No. 333-47066

Current Interest Rates

This is a supplement to the Prospectus effective October 11, 2000, as supplemented

Current Interest Rates for Renewable Unsecured Subordinated Notes
offered by
Metris Companies Inc.

Effective November 1, 2002

These interest rates are effective for notes purchased between November 1, 2002 and December 31, 2002

PORTFOLIO
AMOUNT (1)	$1,000 - $2,499		$2,500 - $24,999		$25,000 - $49,999		$50,000 - $74,999		$75,000 - $99,999		$100,000 or more

	Interest	Annual	Interest	Annual	Interest	Annual	Interest	Annual	Interest	Annual	Interest	Annual
NOTE TERM	Rate %	Yield %	Rate %	Yield %	Rate %	Yield %	Rate %	Yield %	Rate %	Yield %	Rate %	Yield %

3 Month (2)	5.73	5.90	5.73	5.90	5.86	6.03	5.99	6.17	6.12	6.31	6.25	6.45
6 Month (2)	6.53	6.75	6.53	6.75	6.66	6.89	6.79	7.03	6.92	7.16	7.05	7.30
1 Year (3)	7.23	7.50	7.48	7.77	7.61	7.91	7.74	8.05	7.87	8.19	8.00	8.33
2 Year (3)	8.25	8.60	8.50	8.87	8.63	9.01	8.76	9.15	8.89	9.30	9.02	9.44
3 Year (3)	8.53	8.90	8.78	9.18	8.91	9.32	9.04	9.46	9.17	9.60	9.30	9.74
4 Year (3)	8.76	9.15	9.01	9.43	9.14	9.57	9.27	9.71	9.40	9.85	9.53	10.00
5 Year (3)	9.08	9.50	9.33	9.78	9.46	9.92	9.59	10.06	9.72	10.21	9.85	10.35
10 Year (3)	9.76	10.25	10.01	10.53	10.14	10.67	10.27	10.81	10.40	10.96	10.53	11.10

(1)	We determine the applicable portfolio amount at the time you purchase or renew a note by aggregating the principal amount of all notes issued by Metris Companies Inc. that are currently owned by you and your immediate family members. Immediate family members include parents, children, siblings, grandparents and grandchildren. Members of a sibling’s family are also considered immediate family members if the holder’s sibling is also a noteholder.

(2)	The annual yield calculation assumes that:

a.	the term of the note is renewed sequentially for an entire year,

b.	the interest earned during each term is included in the principal amount for the next term,

c.	the listed interest rate is the interest rate for each term, and

d.	the accrued interest is paid annually.

(3)	The annual yield calculation assumes that accrued interest is paid annually.